Exhibit 99.1

FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:
Walter C. Herlihy, Ph.D.	Laura Whitehouse
President and Chief Executive Officer	Vice President, Market Development
(781) 419-1900	(781) 419-1812

Repligen Reports Ruling on Sanctions Motion Against ImClone

Court Sets Erbitux® Patent Infringement Trial for September 10, 2007

WALTHAM, MA – June 12, 2007 – Repligen Corporation (NASDAQ: RGEN) announced today that the United States District Court for the District of Massachusetts issued a favorable ruling on the sanctions motion filed by Repligen and the Massachusetts Institute of Technology (MIT) against ImClone Systems, Incorporated (NASDAQ: IMCL) based on conduct that in Repligen’s view constituted intimidation of a central witness in the Erbitux® patent infringement case. The Court found that one of ImClone’s in-house and one of ImClone’s outside counsel violated Massachusetts Rules of Professional Conduct that prohibit lawyers from unlawfully obstructing access to evidence or otherwise engaging in conduct that is prejudicial to the administration of justice. The Court further found that the actions of ImClone’s counsel were intended to block the cooperation of a key witness and that these actions prejudiced Repligen and MIT from fully prosecuting their case. As a remedy, the Court barred one of ImClone’s in-house counsel from any further access to, or use of, confidential information in this case. The Court also prohibited ImClone from any further communication with the witness or his employer regarding this case without permission from the Court. The Court further granted Repligen and MIT permission to introduce evidence of the improper conduct of ImClone’s attorneys at trial to lay the foundation for the jury to infer that ImClone itself believed that the witness’s testimony supported Repligen’s and MIT’s claims in the litigation.

The Court has set a trial date of September 10, 2007. Repligen and MIT are seeking damages adequate to compensate Repligen and MIT for ImClone’s unlicensed use of the patented technology and we will also seek a multiplier of any damage award based on ImClone’s willful infringement.

“We are pleased that the Court has given us relief for this misconduct and has set the case for trial,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We look forward to fully prosecuting our claim against ImClone in September.”

In May 2004, Repligen and MIT filed an action in the United States District Court for the District of Massachusetts against ImClone for infringement of U.S. Patent No. 4,663,281 based on ImClone’s manufacture and sale of Erbitux®. The patent covers the use of certain genetic elements that increase protein production in a mammalian cell and is assigned to MIT and exclusively licensed to Repligen. In the complaint, Repligen and MIT allege that the cell line that ImClone uses to produce Erbitux® employs the technology that is claimed in the patent-in-suit.

In July 2006, the Court issued a ruling on Summary Judgment in this case in favor of Repligen and MIT that rejected ImClone’s defense of patent exhaustion. In its ruling, the Court found that neither the transfer of the cell line to the National Cancer Institute (NCI) by Repligen’s predecessor nor the subsequent transfer to ImClone by the NCI exhausted the proprietary rights of Repligen and MIT. The Court’s ruling eliminated these arguments as a potential defense for ImClone at trial.

Separately, Repligen and MIT have filed an application with the U.S. Patent and Trademark Office to extend the term of the patent-in-suit until May 2009. ImClone has previously reported that it produced approximately $1 billion worth of Erbitux® prior to the expiration of the patent-in-suit in 2004 and that Bristol-Myers Squibb, ImClone’s commercial partner in the U.S., has paid ImClone $900 million in license payments as well as a 39% royalty on the net sales of Erbitux® in the United States which have totaled approximately $1.5 billion to date.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.